EXHIBIT 99

Rayonier Reports Strong First Quarter 2004 Results

JACKSONVILLE, Fla., APRIL 28, 2004 – Rayonier (NYSE:RYN) today reported first quarter net income of $75.5 million, or $1.49 per share, compared to $2.0 million, or 4 cents per share, in fourth quarter 2003 and $8.2 million, or 20 cents per share, in first quarter 2003.

First quarter 2004 results included a net tax benefit of 98 cents per share relating to the company’s January 1 conversion to a Real Estate Investment Trust (REIT). Excluding the tax benefit, net income was $25.9 million, or 51 cents per share. First quarter 2004 and fourth quarter 2003 results were impacted by 7 cents and 3 cents per share, respectively, for REIT conversion costs.

Lee Nutter, Chairman, President and CEO said: “As expected, first quarter results improved significantly from the fourth quarter due to strong performance in our two core segments, Timber and Land, and Performance Fibers, as well as the tax benefits inherent in our REIT structure. Our continued strong cash flow supports the recent decision to increase our dividend 150 percent to approximately $111 million annually, or $2.24 per share. In addition, it enabled us to end the quarter with $63 million in cash and cash equivalents.”

Cash flow provided by operating activities increased to $82 million from $35 million in the fourth quarter and $39 million in first quarter 2003 primarily due to higher earnings and lower working capital requirements. Cash Available for Distribution was $63 million, an increase of $57 million and $39 million from fourth and first quarter 2003, respectively. Adjusted EBITDA was $88 million, an increase of $42 million and $23 million from fourth and first quarter 2003, respectively. (Cash Available for Distribution and Adjusted EBITDA are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.)

First quarter earnings were significantly above fourth quarter primarily due to higher land sales, stronger U.S. timber volumes and prices, improved cellulose specialties prices and lower performance fibers manufacturing costs. Results were above first quarter 2003 mainly due to stronger land sales, higher U.S. timber prices and volume, and improved pricing for performance fibers and lumber.

Sales of $294 million were $22 million above fourth quarter and $28 million above first quarter 2003.

Debt at quarter-end of $618 million was flat to fourth quarter and $9 million below first quarter 2003. The debt-to-capital ratio of 44.6 percent improved from 46.5 percent and 47 percent at year-end and first quarter 2003, respectively, due to the positive impact on shareholders’ equity of the aforementioned net tax benefit.

Timber and Land

Sales of $85 million and operating income of $47 million were $38 million and $25 million above fourth quarter, and $24 million and $21 million better than first quarter 2003, respectively, due to strong land sales and improved U.S. timber volume and prices. A portion of the timber volume increase was attributable to fourth quarter Northwest timber sales offerings being deferred into 2004 to take advantage of our REIT status.

Performance Fibers

Sales of $133 million were $9 million below fourth quarter primarily due to typically lower first quarter cellulose specialties volume partially offset by higher cellulose specialties prices and absorbent materials volume. Operating income of $6 million was a $12 million improvement over fourth quarter due to reduced manufacturing costs and higher cellulose specialties prices partly offset by lower cellulose specialties volume. Compared to first quarter 2003, sales and operating income increased by $4 million and $7 million, respectively. Sales improved due to higher prices and stronger cellulose specialties volume partly offset by lower absorbent materials volume. Operating income increased due to improved prices and product mix, partly offset by higher manufacturing costs.

Manufacturing costs declined from fourth quarter largely due to reduced hardwood costs and improved operational performance, but remained above first quarter 2003.

Wood Products

Sales of $38 million and operating income of $1 million were $4 million and $2 million below fourth quarter, respectively. Sales declined primarily due to lower volumes while operating income was also adversely impacted by higher manufacturing costs. Compared to first quarter 2003, sales and operating income improved $8 million and $3 million, respectively, due to higher prices and stronger lumber volume, partly offset by higher MDF manufacturing costs on a U.S. dollar basis.

Other Operations

Sales of $39 million declined $3 million and $8 million, while operating income of $2 million improved $1 million and $2 million compared to fourth quarter and first quarter 2003, respectively, as lower trading activity was more than offset by higher margins.

Other Items

Corporate expenses of $13.2 million were $2.3 million above fourth quarter primarily due to higher REIT conversion costs partly offset by lower stock price-based incentive compensation expense. Compared to first quarter 2003, corporate expenses increased $8.2 million primarily due to the REIT conversion and higher legal costs.

Interest expense of $11.1 million was $0.7 million and $1.3 million below fourth quarter and first quarter 2003, respectively, due to reduced debt and lower rates.

The company’s tax provision included a net tax benefit of $49.7 million, or 98 cents per share, resulting from the reversal of timber-related deferred tax liabilities of $77.9 million, or $1.53 per share, no longer required as a result of our REIT conversion, and a provision of $28.2 million, or 55 cents per share, for the eventual repatriation of foreign earnings due to the company’s post-REIT strategy of focusing its new timberland investments in the U.S. Excluding these items, first quarter 2004 reflected an effective tax rate of 19.4 percent. This was below the U.S. statutory rate, primarily due to tax benefits associated with our REIT structure, partially offset by approximately $9.4 million in interest and corporate administrative expenses associated with REIT activities that no longer carry a tax benefit. Fourth quarter included a tax benefit of $3.6 million related to the settlement of an inter-company loan and first quarter 2003 reflected a one-time tax benefit of $2.3 million resulting from an interim tax audit settlement.

Outlook

Second quarter 2004 earnings are expected to be above first quarter (excluding the 98 cents per share net tax benefit) primarily due to higher land sales, lower REIT conversion costs and slightly stronger performance fibers volumes and prices. Timber volume will most likely be lower as the deferred 2003 Northwest volume diminishes. Depending on the timing of closing contracted land sales, earnings per share should be reasonably close to last year’s strong second quarter on a pro-forma (post E&P dividend) basis, notwithstanding a large land sale (51 cents per share) in that quarter.

Nutter said, “We are experiencing improved market conditions in all of our product lines and continued strong cash flow. In particular, demand remains very strong for our higher-and-better use properties while Performance Fibers continues its turnaround as prices, volumes and costs improve. We are also well positioned to actively pursue timberland acquisition opportunities.”

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the first quarter 2004 Form 10-Q with the Securities and Exchange Commission. Comments about anticipated demand, pricing, volumes, expenses, earnings and dividends are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for cellulose specialties, absorbent materials, timber, wood products or real estate; adverse weather conditions; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of land sale transactions; the Company’s ability to satisfy complex rules in order to qualify as a REIT; and implementation or revision of governmental policies and regulations affecting the environment, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

A conference call will be held on Thursday, April 29 at 4:15 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

RAYONIER

FINANCIAL HIGHLIGHTS

MARCH 31, 2004 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003 *
Profitability
Sales	$293.7	$271.5	$265.9
Operating income	$42.5	$7.7	$19.2
Net income (a)	$75.5	$2.0	$8.2
Net income per diluted common share (a)	$1.49	$0.04	$0.20
Operating income as a percent of sales	14.5%	2.8%	7.2%
ROE (annualized) (b)	10.3%	1.6%	2.4%

Capital Resources and Liquidity
Cash provided by operating activities	$82.0	$35.4	$39.3
Cash used for investing activities	$(19.5)	$(31.9)	$(18.2)
Cash used for financing activities	$(21.0)	$(68.8)	$(35.6)
Adjusted EBITDA (c)	$88.2	$46.1	$64.8
Cash Available for Distribution (d)	$62.6	$5.6	$23.3
Repayment of debt, net	$0.8	$0.8	$25.8
Debt	$618.3	$618.5	$627.5
Debt / capital	44.6%	46.5%	47.0%

(a)	March 31, 2004 includes reversal of deferred taxes not required after REIT conversion of $77.9 million or $1.53 per share and additional taxes for repatriation of foreign earnings of ($28.2) million or ($0.55) per share.
(b)	Major land sales and REIT conversion costs are not annualized.
(c)	Adjusted EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, depletion, amortization and the non-cash cost basis of land sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule G.
(d)	Cash Available for Distribution is defined as cash provided by operating activities less custodial capital spending and the tax benefit on the exercise of stock options. Cash Available for Distribution is a non-GAAP measure of cash generated during a period that is available for dividend distribution, discretionary capital expenditures, repurchasing the Company’s common shares and/or reducing debt within the period. See reconciliation on Schedule H.

*	Per share data has been restated for the June 12, 2003 three-for-two stock split, but not for the December 19, 2003 15.1% E&P stock dividend.

-A-

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

MARCH 31, 2004 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003 *
Sales	$293.7	$271.5	$265.9

Costs and expenses
Cost of sales	234.4	249.2	238.3
Selling and general expenses	18.1	16.9	10.0
Other operating expense (income)	(1.3)	(2.3)	(1.6)

Operating income	42.5	7.7	19.2

Interest expense	(11.1)	(11.8)	(12.4)
Interest and miscellaneous income (expense), net	0.7	(0.4)	1.1

Income before income taxes	32.1	(4.5)	7.9
Income tax benefit (a)	43.4	6.5	0.3

Net income (a)	$75.5	$2.0	$8.2

Net income per Common Share (b)
Basic EPS	$1.53	$0.05	$0.20

Diluted EPS	$1.49	$0.04	$0.20

Weighted average Common
Shares used for determining
Basic EPS	49,340,565	43,424,436	41,667,969

Diluted EPS	50,776,436	44,556,647	42,200,169

(a)	March 31, 2004 includes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million.
(b)	March 31, 2004 includes reversal of deferred taxes not required after REIT conversion of $1.58 per basic share and $1.53 per diluted share and additional taxes for repatriation of foreign earnings of ($0.57) per basic share and ($0.55) per diluted share.

*	Per share data has been restated for the June 12, 2003 three-for-two stock split, but not for the December 19, 2003 15.1% E&P stock dividend.

-B-

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

MARCH 31, 2004 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Sales
Timber and Land
Timber	$51.6	$38.5	$43.6
Land	33.3	8.7	17.6

Total Timber and Land	84.9	47.2	61.2

Performance Fibers
Cellulose specialties	93.1	105.3	87.1
Absorbent materials	39.8	36.5	41.4

Total Performance Fibers	132.9	141.8	128.5

Wood Products	37.5	41.3	30.0
Other Operations	38.9	42.2	46.5
Intersegment eliminations	(0.5)	(1.0)	(0.3)

Total sales	$293.7	$271.5	$265.9

Operating income (loss)
Timber and Land
Timber	$22.9	$14.7	$16.7
Land	23.7	6.8	9.1

Total Timber and Land	46.6	21.5	25.8
Performance Fibers	6.1	(5.7)	(1.2)
Wood Products	0.7	2.6	(2.6)
Other Operations	2.2	0.8	—
Corporate	(13.2)	(10.9)	(5.0)
Intersegment eliminations and other (Including Corporate FX)	0.1	(0.6)	2.2

Total operating income	$42.5	$7.7	$19.2

-C-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

MARCH 31, 2004 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003
Assets
Current assets	$282.5	$244.6
Timber, timberlands and logging roads, net of depletion and amortization	987.7	994.8
Property, plant and equipment	1,423.9	1,414.5
Less accumulated depreciation	932.6	912.3

	491.3	502.2

Other assets	99.9	97.1

	$1,861.4	$1,838.7

Liabilities and Shareholders’ Equity
Current liabilities	$168.9	$147.3
Deferred income taxes	68.0	121.8
Long-term debt	614.8	614.9
Non-current reserves for dispositions and discontinued operations	138.2	140.2
Other non-current liabilities	104.0	103.4
Shareholders’ equity	767.5	711.1

	$1,861.4	$1,838.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2004	March 31, 2003
Cash provided by operating activities:
Net Income	$75.5	$8.2
Depreciation, depletion, amortization and non-cash cost basis of land sold	45.0	44.5
Other non-cash items included in income	(53.8)*	(0.8)
Changes in working capital and other assets and liabilities	15.3	(12.6)

	82.0	39.3

Cash used for investing activities:

Capital expenditures, net of sales and retirements	(19.5)	(18.2)

Cash used for financing activities:
Repayment of debt, net	(0.8)	(25.8)
Dividends paid	(27.7)	(10.0)
Shares issued	7.5	0.2

	(21.0)	(35.6)

Cash and cash equivalents:
Increase in cash and cash equivalents	41.5	(14.5)
Balance, beginning of year	21.4	18.9

Balance, end of period	$62.9	$4.4

*	Mainly reversal of deferred taxes not required after REIT conversion of ($77.9) million and additional taxes for repatriation of foreign earnings of $28.2 million.

-D-

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

MARCH 31, 2004 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Geographical Data (Non-U.S.)
Sales
New Zealand	$19.8	$22.6	$18.5
Other	6.0	2.6	4.6

Total	$25.8	$25.2	$23.1

Operating income (loss)
New Zealand	$(1.0)	$(0.3)	$1.5
Other	(0.5)	0.8	(0.4)

Total	$(1.5)	$0.5	$1.1

Timber
Sales
Northwest U.S.	$24.2	$14.2	$20.3
Southeast U.S.	23.5	18.7	19.4
New Zealand	3.9	5.6	3.9

Total	$51.6	$38.5	$43.6

Operating income (loss)
Northwest U.S.	$13.9	$5.0	$12.6
Southeast U.S.	8.3	7.6	4.2
New Zealand	0.7	2.1	(0.1)

Total	$22.9	$14.7	$16.7

Adjusted EBITDA by Segment
Timber and Land	$69.9	$35.8	$48.5
Performance Fibers	24.5	14.4	17.5
Wood Products	4.1	6.4	0.4
Other Operations	2.3	1.1	0.2
Corporate and other	(12.6)	(11.6)	(1.8)

Total	$88.2	$46.1	$64.8

-E-

RAYONIER

SELECTED OPERATING INFORMATION

MARCH 31, 2004 (unaudited)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Timber and Land
Sales volume – Timber
Northwest U.S., in millions of board feet	88	47	77
Southeast U.S., in thousands of short green tons	1,249	1,036	1,194
New Zealand, in thousands of metric tons	110	186	111

Timber sales volume – Intercompany
Southeast U.S., in thousands of short green tons	—	24	3
New Zealand, in thousands of metric tons	30	41	19

Acres sold	17,050	2,728	19,708

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	101	121	99
Absorbent materials, in thousands of metric tons	68	64	78
Production as a percent of capacity	97.9%	89.0%	97.7%

Wood Products
Lumber sales volume, in millions of board feet	83	88	71
Medium-density fiberboard sales volume, in thousands of cubic meters	39	46	41

-F-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

MARCH 31, 2004 (unaudited)

(millions of dollars)

	Timber and Land	Performance Fibers	Wood Products	Other Operations	Corporate and other		Total
Adjusted EBITDA

Three Months Ended
March 31, 2004
Cash provided by operating activities	$75.0	$15.7	$1.4	$5.6	$(15.7)		$82.0
Income tax benefit	—	—	—	—	(43.4)		(43.4)
Interest expense	—	—	—	—	11.1		11.1
Working capital increases (decreases)	(8.8)	7.6	2.8	(2.8)	(17.4	)(1)	(18.6)
Other balance sheet changes	3.7	1.2	(0.1)	(0.5)	52.8	(2)	57.1

Adjusted EBITDA	$69.9	$24.5	$4.1	$2.3	$(12.6)		$88.2

December 31, 2003
Cash provided by operating activities	$37.2	$21.8	$9.1	$(5.7)	$(27.0)		$35.4
Income tax benefit	—	—	—	—	(6.5)		(6.5)
Interest expense	—	—	—	—	11.8		11.8
Working capital increases (decreases)	(2.6)	(7.4)	(3.2)	8.6	19.2	(3)	14.6
Other balance sheet changes	1.2	—	0.5	(1.8)	(9.1)		(9.2)

Adjusted EBITDA	$35.8	$14.4	$6.4	$1.1	$(11.6)		$46.1

March 31, 2003
Cash provided by operating activities	$49.4	$11.4	$(2.2)	$5.4	$(24.7)		$39.3
Income tax benefit	—	—	—	—	(0.3)		(0.3)
Interest expense	—	—	—	—	12.4		12.4
Working capital increases (decreases)	(0.1)	5.8	2.0	(5.0)	3.5		6.2
Other balance sheet changes	(0.8)	0.3	0.6	(0.2)	7.3		7.2

Adjusted EBITDA	$48.5	$17.5	$0.4	$0.2	$(1.8)		$64.8

*	Unusual, non-trade intercompany items between the segments have been eliminated.
(1)	Mainly higher taxes and interest payable.
(2)	Includes reversal of deferred taxes not required after REIT conversion partly offset by additional taxes for repatriation of foreign earnings.
(3)	Lower accrued taxes and disposition reserve.

-G-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

MARCH 31, 2004 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Cash Available for Distribution
Cash provided by operating activities	$82.0	$35.4	$39.3
Custodial capital spending	(18.3)	(28.6)	(16.0)
Tax benefit on exercise of stock options	(1.1)	(1.2)	—

Cash Available for Distribution	$62.6	$5.6	$23.3

Custodial Capital Spending
Capital expenditures, net of sales and retirements	$19.5	$31.9	$18.2
Discretionary capital expenditures	(1.2)	(3.3)	(2.2)

Custodial Capital Spending *	$18.3	$28.6	$16.0

*	Custodial Capital Spending, a non-GAAP measure, is defined as capital expenditures, net of proceeds from retirements, required to maintain the Company’s current earnings level over the cycle and to keep facilities and equipment in safe and reliable condition as well as in compliance with regulatory requirements.

-H-

RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

MARCH 31, 2004 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended
	March 31, 2004		December 31, 2003		March 31, 2003
	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$11.2	35.0	$(1.6)	(35.0)	$2.8	35.0
REIT income not subject to federal tax	(6.9)	(21.5)	—	—	—	—
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	1.8	5.7	—	—	—	—
State and local income taxes, permanent differences, tax credits and foreign rate differentials	0.2	0.2	(1.3)	(28.8)	(0.8)	(9.8)

Income tax provision (benefit) before discrete items	$6.3	19.4	$(2.9)	(63.8)	$2.0	25.2
Reversal of deferred tax liability	(77.9)	N/M	—	—	—	—
Tax on prior undistributed foreign earnings	28.2	N/M	—	—	—	—
Tax benefit from foreign denominated intercompany loan and interim partial audit settlements	—	—	(3.6)	N/M	(2.3)	N/M

Income tax benefit	$(43.4)	N/M	$(6.5)	N/M	$(0.3)	N/M

N/M = Not Meaningful

-I-